Exhibit 99.1

FREIGHTCAR AMERICA, INC.

May 19, 2005

3:00 p.m. CDT

Moderator	Ladies and gentlemen, good afternoon. Welcome to FreightCar America’s First Quarter 2005 Earnings Release conference call. For your information, the company’s presentation will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. Please also note that this conference is being recorded.

I would now like to turn the conference call over to Kevin P. Bagby, Vice President of Finance and Chief Financial Officer. Mr. Bagby, please go ahead.

K. Bagby	Thank you. Before we begin, we would like to remind you that the statements made during this conference call relating to the company’s expected financial performance and/or future business prospects, events and plans may include forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties may cause forward-looking statements to differ from actual results, including among other things, the cyclical nature of our business; adverse economic and market conditions; fluctuating cost of raw materials; and the additional risk factors described in our earnings release for the first quarter of 2005 and the registration statement on Form S-1 filed with the Securities and Exchange Commission.

Forward-looking statements represent our estimates and assumptions only as of the date of this call. We expressly disclaim any duties to provide updates to our forward-looking statements, whether as a result of new information, future events or otherwise.

The discussion today will reference the following non-GAAP financial measures, EBITDA, Adjusted EBITDA and pro forma earnings per share. The reconciliation of our net income or loss to the company’s EBITDA and Adjusted EBITDA and a reconciliation of our net income or loss per common share attributed to common stockholders to our pro forma earnings or loss per share are available in the supplemental disclosure included in our earnings release for the first quarter of 2005. This earnings release is posted on the company’s Web site at www.freightcaramerica.com.

I would now like to turn the conference over to John E. Carroll, Jr., President and CEO. John.

J. Carroll	Thanks, Kevin. Good afternoon. I’d like to welcome you to FreightCar America’s first quarter earnings call. Joining Kevin and me here today is Ed Whalen, our Senior Vice President of Marketing and Sales.

As you may know, this is the company’s first earnings call since our IPO last month. I am sure that Ed, Kevin and I met many of you during the road show, and I’d like to say that I really enjoyed our exchanges. The IPO was a success and the proceeds that are coming from the IPO will allow us to repay all of the company’s outstanding debt. After our industrial revenue bonds are repaid next week, we’ll become a debt-free company.

I’d like to emphasize that the management of our company take our duties very seriously, and we’re focused on protecting and enhancing shareholder value. That’s why we are happy to report good news regarding the company’s first quarter financial results. We are quite pleased with the company’s first quarter performance, as it really reflects the efforts and teamwork of all of our employees.

I’m now going to touch on some financial highlights of the company’s performance in the first quarter, and Kevin will then provide a more detailed review of the company’s financial results.

As our earnings release states, our sales for the first quarter of 2005 were $165.8 million compared to $88.9 million for the same quarter in 2004. Our net income for the first quarter of 2005 was $1.9 million, compared to a net loss of $4.0 million in the same quarter of 2004. Our improved financial results reflect increased sales volume and improved market pricing environment, operating leverage attributable to higher volume and the impact of the pass-through of increases of raw material costs, with respect to almost all of our railcar deliveries.

In particular, our deliveries of new freight cars in the first quarter of ‘05 increased 51.5% over the first quarter of 2004. Our backlog of unfilled railcar orders at March 31, 2005 was an all-time record for our company of 14,146 units, 107.0% higher than our backlog level at March 31, 2004 and 24.1% higher than our backlog level as of December 31, 2004.

The prices for aluminum and steel, the raw material components of our railcars, increased in the first quarter of this year of ‘05 as a result of the strong demand, limited availability of production inputs for steel and aluminum, including scrap metal, industry consolidation and international demand. Fortunately, we were able to pass on those increases in material cost with respect to about 90% of our railcar shipments in the first quarter of ‘05 under variable pricing contracts. Although we still have a few fixed price contracts, we expect to deliver the last of these cars, which are less than one-half of one percent of backlog, by July 2005.

Now, I’d like to update you on a couple of developments within the company. We are very pleased to report that the startup of our new facility railcar production facility in Roanoke, Virginia is ahead of schedule and going far better than our expectations. We had planned on having the first car completed and ready for inspection on June 7, 2005. We’d like to report that that car was accepted by our customer’s representative today, three weeks ahead of schedule.

On May 4, 2005, we received final approval of the Johnstown labor settlement from the United States District Court for the Western District of PA. This is the last step in formalizing the Johnstown labor settlement, so that we can put that dispute behind us and move forward.

Now, I’d like to turn the call back over to Kevin to discuss the operating results of the first quarter. I’ll come back at the end of the call to discuss our view of trends in the overall rail and railcar industries. Kevin.

K. Bagby	Thank you, John. Our sales for the first quarter of 2005 were $165.8 million as compared to $88.9 million for the three months ended March 31, 2004, representing an increase of $76.9 million or 86.4%. This increase was due primarily to our delivery of additional railcars, approximately 789 cars delivered during the quarter over the first quarter of 2004, which was an increase of 51%. The increased volume of railcar delivery reflects higher demand for our coal railcars. BethGon II and AutoFlood III coal-carrying railcar shipments comprised 79% of our total railcar shipments for the quarter ended March 31, 2005.

With respect to our gross margins, it was $13.3 million for the quarter compared to $600,000 for the first quarter of 2004, representing an increase of $12.7 million. The increase was primarily due to increased volume and improved market pricing environments, operating leverage attributed to the higher volume and the impact of the pass-through of increases in raw material costs to our customers. As John indicated during the quarter, we were able to pass on increases in the raw material costs to our customers with respect to 90% of our railcar shipments.

Also during the quarter, our gross profit margin was adversely impacted by higher manufacturing costs related to the TTX contract for boxcars by approximately $1.5 million associated with the increased material, labor and other costs required to complete the contract. Cost reduction initiatives generated a million dollars of improvement in gross profit margins during the quarter. And lastly, our gross profit margin was affected by the launch costs in Roanoke by approximately $800,000.

Regarding selling, general and administrative expenses for the quarter, they were $6.9 million as compared to $3.2 million for the three months ended March 31, 2004, representing an increase of $2.9 million. Selling, general and administrative expenses were 3.7% of our net sales for the quarter compared to 3.6% of our net sales for the similar period in 2004.

Changes in SG&A were reflected in the increased expenses related to our employee incentive program approximately $800,000; non-recurring cost related to our initial public offering of $200,000; an additional charge of $400,000 related to the Johnstown labor settlement, consisting of retroactive payments to unionized Johnstown employees for certain previously unpaid work hours. The impact of Roanoke was approximately $200,000 during the quarter.

Earnings before interest, tax, depreciation and amortization were $8.7 million for the first quarter of 2005, compared to a loss of $700,000 for the same period in 2004. Adjusted for the impact of the labor settlement of $400,000 and the loss on the boxcar contract of $1.5 million, earnings before interest, tax, depreciation and amortization were $10.6 million for the first quarter of 2005. In the same period of 2004, the impact of the boxcar loss was $2.7 million.

Net income for the quarter was $1.9 million, reflecting an increase of $5.9 million from the net loss of $3.9 million in the first quarter 2004. Net income attributed to common stockholders increased to $1.6 million for the first quarter of 2005, as compared to a net loss of $4.2 million attributed to common stockholders for the same period of 2004.

Our basic and diluted net income per share was $0.22 for the quarter, compared to a loss of $0.62 for the same period in 2004.

After giving the effect to the company’s initial public offering and the related transactions, including the repayment in full of the company’s outstanding debt obligations and the issuance of shares of common stock in the first quarter of 2005 upon the exercise of stock options, pro forma earnings per share was $0.38 on a fully diluted basis for the three months ended March 31, 2005, compared to a pro forma loss per share of $0.13 on a fully diluted basis in the same period in 2004.

With respect to our cash flow activities for the quarter, we generated cash flow of $8.9 million as compared to a net use in operating activities of $2.8 million in the same period in 2004. The increase of $11.7 million in net cash provided by operating activity was primarily due to $5.9 million increase in net income; $3.2 million increase in other current liabilities; $3 million increase in deferred taxes; and the additional use of $3.4 million in cash used for accounts receivable and inventory, net of accounts payable.

Capital investment activities during the quarter was approximately $2 million as compared to $300,000 during the comparable period in 2004. $1.8 million of the total capital expended during the quarter was related to the launch of the Roanoke facility.

On April 11, 2005, the company completed the sale of 5.1 million shares of common stock to the public at a price of $19 per share. Stock offering resulted in gross proceeds to the company of $96,900,000. Expenses related to the offering were approximately $10.7 million and the net proceeds to the company were approximately $86,200,000.

As of April 30, 2005, the proceeds of the offering were used as follows: $48,361,000 for the use of the repurchase of the senior notes; $34,963,000 was used for the payment under the rights to additional acquisition consideration; $13 million was used for redemption of the redeemable preferred stock; $5,371,000 was used for repayment of the term loan; and $900,000 was used for the payments related to termination of management services and other agreements.

In conjunction with these payments, we recorded in April interest expense related to the pre-IPO financial structure, as well as the cost attributed to the payoff and the debt obligation in the amount of $7.1 million.

In summary, we are pleased with our financial performance and we continue to focus on generating free cash flow through the aggressive cost reduction initiatives and a disciplined approach to working investments. With that, I’d like to turn the call back over to John.

J. Carroll	Thanks, Kevin. We continue to believe that the near-term outlook for railcar demand is positive, due to the current U.S. economic recovery, real increases in rail traffic, the replacement of aging railcar fleets and improved outlook for U.S. manufacturers in general and increase in demand for electricity. We believe that the demand for our coal cars will remain strong as an improving economy leads to increased demand for electricity, the majority generated by coal. We’ve seen no reduction of these favorable market trends in the first quarter of 2005.

We have a positive near-term outlook for our business therefore, based on increased demand for railcars, our current backlog, our product portfolio and our operational efficiency in manufacturing railcars. We’re very excited about the opportunities ahead for our company to grow and to enhance shareholder value. We look forward to updating you on our progress in future earnings calls.

That concludes our formal remarks. John, I’d like you to open the lines for questions, please.

Moderator	First, we’ll go to the line of Bob Schenosky with Jefferies. Please go ahead.

B. Schenosky	The first question I had was the drag in Roanoke for second quarter compared to the first quarter.

K. Bagby	I think we discussed that earlier. That’s probably going to be just a little bit higher in Q2 than it was in Q1.

J. Carroll	We consider it an investment, rather than a drag, Bob.

B. Schenosky	I understand. Do you think you can be breakeven in the third quarter there then?

K. Bagby	Yes.

B. Schenosky	And then just the other question I had, comparatively to fourth quarter ‘04 versus first quarter ‘05, can you talk about the variance in price per vehicle that was related to surcharge changes?

K. Bagby	Actually, what I prefer to say, on the basis of net price increases, in other words, over the pass-throughs, as well as the cost, we were about 2.5% higher on pricing in 2005 compared to 2004, which is not exactly the same thing you’re looking for. We’re looking at Q1 ‘04 to Q1 ‘05.

B. Schenosky	That’s fine. That’s close enough. It just gives me a sense. And then finally, is there anything in terms of part supplies that you’re concerned about here moving forward, given the strong demand, that’s going to restrain your ability to produce?

J. Carroll	Yes. The concern last year as everybody knows, was availability of heavy casting in side frame, meaning the side frame and bolster castings for the undercarriages of freight cars. The supply item du jour is railroad car wheels and railroad car axles.

B. Schenosky	Do you think either of those issues, as you see that today, would prevent you from getting to that 10.7 type level in terms of units?

J. Carroll	We believe that we have adequate supply lined up for those critical items to be able to make our basic plan for 2005 at that 10,700 number.

B. Schenosky	Okay. Excellent. Great start. Thank you.

K. Bagby	Thank you.

Moderator	Next question is from Seth Weber with UBS. Please go ahead.

S. Weber	First, just a clarification. Kevin, when you talk about 90% of the shipments in the quarter having pass-throughs, are those pass-throughs at a 100% or is it some percentage that’s pass-through?

And then a couple of questions, can you talk a little bit about order trends that you’ve seen since the end of the quarter, April and halfway through May?

A separate question, can you give us just some color on production trends, how you see the margin at Roanoke relative to Johnstown and Danville, perhaps, what you think the build rate there could be? Can you talk about build rates at the other facilities and whether you’re seeing any improved profitability at Johnstown recently? Thank you.

K. Bagby	I’ll answer the first part of your question, Seth, and then John will take the rest of those questions. It’s 100% pass-through; that gets you past the first question.

J. Carroll	The second part of the question, Seth, had to do with what we’ve seen through mid-May as far as demand. Actually, we track major indicators of demand and demand is holding up very well so far in ‘05 compared to what we had seen in the first quarter, and comparably higher than what we saw in ‘04 at this time.

S. Weber	So it’s above where it was in the first quarter of ‘05, John?

J. Carroll	Certainly equal to where it was in the first quarter of ‘05. It’s still as strong as it was in the first quarter of ‘05.

S. Weber	Can you give us some color on production trends and any swing in margin at Johnstown and kind of where you see, perhaps, volume trends coming out or at least at Danville?

J. Carroll	As we get deeper into our production runs, we think that our margins are going to perform about the way we forecast.

K. Bagby	We’re comfortable that as Roanoke comes up to normalized production levels, we believe that the margin rates will improve, as we’ve talked about in the road show. There’s a pretty good size margin improvement between Johnstown and Roanoke, and our cost structure there is substantially lower than it is in Johnstown.

S. Weber	Are you seeing any pickup at Johnstown or is that yet to come?

J. Carroll	You mean improvement in margin?

S. Weber	Right.

J. Carroll	Johnstown actually has become a little bit more efficient in the last couple of months.

S. Weber	Okay. Thanks very much, guys.

Moderator	To the presenters on the call, no further questions in queue.

J. Carroll	Thank you very much, John. And thank you, everybody for participating in the call.

K. Bagby	We’ll be on another conference call in July. Thanks again.

Moderator	Ladies and gentlemen, this conference is available for replay and starts today at 7:30 p.m. eastern will last until May 26 at midnight. You may access the replay at any time by dialing 1-800-475-6701 and entering the access code 782568.

That does conclude your conference for today. We thank you for your participation. You may now disconnect.